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                                                                    EXHIBIT 12.1


                             HOLMES PRODUCTS CORP.
                               RATIO OF EARNINGS
                                TO FIXED CHARGES
                            (Dollars in Thousands)

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                                                                                                                       Pro Forma
                                                  Year ended December 31,             Pro Forma      Three Months    Three Months
                                  --------------------------------------------       Year Ended          Ended           Ended
                                  1994      1995      1996      1997      1998    December 31, 1998  March 31, 1999  March 31,1999
                                  ----      ----      ----      ----      ----    -----------------  --------------  -------------
                                                                                                      (unaudited)
EARNINGS & LOSSES:
  INCOME (LOSS) BEFORE INCOME
   TAXES, MINORITY INTEREST AND
   EQUITY IN EARNINGS FROM
   JOINT VENTURE                  $7,730    $6,370    $9,416    $6,268    $11,183        $   38          $(1,799)       (9,047)
  INTEREST EXPENSE                 2,104     5,231     6,570     7,096     14,017        35,831            6,341         8,310
  APPROPRIATE PORTION (1/3)
   OF RENTALS                        567       813     1,021     1,033      1,305         1,772              532           634
                                 -------   -------   -------    ------    -------       -------          -------        ------

  TOTAL EARNINGS                 $10,401   $12,414   $17,007   $14,397    $26,505       $37,641            5,074          (103)

FIXED CHARGES:
  INTEREST EXPENSE                $2,104    $5,231    $6,570    $7,096    $14,017       $35,831            6,341         8,310
  APPROPRIATE PORTION (1/3)
   OF RENTALS                        567       813     1,021     1,033      1,305         1,772              532           634
                                 -------   -------   -------    ------    -------       -------          -------        ------
  TOTAL FIXED CHARGES             $2,671    $6,044    $7,591    $8,129    $15,322       $37,603          $ 6,873        $8,944

RATIO OF EARNINGS TO FIXED
CHARGES                              3.9x      2.1x      2.2x      1.8x       1.7x          1.0               .7x           --
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